EXHIBIT NO. 11
                                 --------------

                                 ROOM PLUS, INC.
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                  (See Note 1 of Notes to Financial Statements)



                                                  Nine Months Ended September 30
                                                        1997           1996
                                                    -----------     ----------

PRIMARY
   Net earnings (loss) applicable to common stock   $(1,070,776)    $  138,096
                                                    ===========     ==========

Shares
   Weighted average number of common
   shares outstanding                                 4,385,000      2,645,278

Primary Earnings (Loss) per Common Share            $     (0.24)    $      .05
                                                    ===========     ==========




ASSUMING FULL DILUTION
   Net earnings (loss) applicable to common stock   $(1,070,776)    $  138,096
                                                    ===========     ==========

Shares
   Weighted average number of common shares
   outstanding                                        4,385,000      2,645,278

Assuming exercise of options and warrants which
   could have been purchased with the proceeds
   from the exercise of such options and warrants     1,234,519        913,750
                                                    -----------     ----------

Weighted average number of shares outstanding
   as adjusted                                        5,619,519      3,559,028
                                                    ===========     ==========

Earnings (Loss) per Common Share Assuming
   Full Dilution                                    $     (0.19)    $      .04
                                                    ===========     ==========